Exhibit 3.2

EXECUTION COPY

AMENDED AND RESTATED OPERATING AGREEMENT

OF

WFB FUNDING, LLC

The undersigned (all of which are hereinafter referred to as the “Members” and each as a “Member”) having previously agreed to form and operate a limited liability company (hereinafter referred to herein as the “Company”) according to the Company’s Articles of Organization and the Nebraska Uniform Limited Liability Company Act (Nebraska Revised Statutes §§ 21-101 et seq.), as it may be enacted and amended from time to time (the “Act”), hereby adopt this Amended and Restated Operating Agreement (this “Agreement”) as of December 6, 2013, which amends, restates and supersedes in its entirety the Operating Agreement of the Company, dated January 28, 2003.

SECTION 1. NAME. The name of the Company is WFB Funding, LLC and all Company business shall be conducted in such name.

SECTION 2. PURPOSE. The Company is organized solely for the purposes set forth in the Articles of Organization of the Company.

SECTION 3. MEMBERS. (a) The Company has been formed as a limited liability company pursuant to the provisions of the Act and the Articles of Organization. Each of the undersigned shall be admitted as a Member of the Company upon such undersigned’s execution of this Agreement. The names and the mailing addresses of the initial Members are as set forth under their respective signatures below. At all times, at least one Member shall be a special purpose corporation (the “Independent Member”) which shall have each of the characteristics as set forth on Appendix A hereto. WFB Funding Corporation shall be the initial Independent Member. Any action required to be taken by the Members under this Agreement may be taken without a meeting if the action taken is evidenced by a written consent signed by all of the Members.

(b) Except as expressly provided by the Articles of Organization or this Agreement or as required by the Act, no Member, other than the Managing Member (as defined in Section 9 hereof) shall (i) have the power to act for or on behalf of, or to bind, the Company, (ii) take part in the day-to-day management or the operation or control of the business and affairs of the Company or (iii) be an agent of the Company or have any right, power or authority to transact any business in the name of the Company. The Managing Member shall execute and deliver any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

SECTION 4. LIMITED LIABILITY. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

SECTION 5. CAPITAL CONTRIBUTIONS. Each of the Members has contributed as capital, in cash, the amount set forth next to such Member’s name on Schedule 1 hereto.

SECTION 6. ADDITIONAL CONTRIBUTIONS. No Member is required to make any additional capital contribution to the Company. However, a Member may make additional capital contributions to the Company with the written consent of the other Members.

SECTION 7. ALLOCATION OF PROFITS AND LOSSES. The Company’s profits and losses shall be allocated in proportion to the capital contributions of the Members.

SECTION 8. DISTRIBUTIONS. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Members; provided, however, until such time as all indebtedness or other obligations under any notes, bonds, certificates or other securities secured by or evidencing beneficial ownership interests in the Credit Card Assets (as defined in the Articles of Organization) or under any Transaction Document (as defined in the Articles of Organization) entered into by the Company or by a trust at the direction of the Company from time to time in connection with the acquisition, creation, funding or financing of Credit Card Assets are paid in full, no distributions shall be made if a default under the Transaction Documents has occurred and is continuing. Distributions shall be allocated among the Members in the same proportion as their then capital account balances. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 21-134 of the Act or other applicable law or any Transaction Document.

SECTION 9. MANAGEMENT. Except for situations in which the unanimous approval of all Members is expressly required, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, one managing member (the “Managing Member”). The Independent Member is hereby appointed the Managing Member of the Company.

SECTION 10. COVENANTS REGARDING OPERATION. As long as any certificates, indebtedness or other obligations are outstanding under the Transaction Documents:

(a) The Company shall not incur, assume or guarantee any indebtedness other than the Company’s obligations with respect to or contemplated by the Transaction Documents; provided, however, the Company may, in the ordinary course of business, incur unsecured trade debt with trade creditors in amounts that are normal and reasonable under the circumstances.

(b) The Company shall not engage in any business or activity other than as permitted in the Articles of Organization.

(c) The Company shall not consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity.

(d) The Company shall not dissolve or liquidate, in whole or in part.

(e) The Company shall not commingle its funds or assets with those of any other individual or entity.

(f) The Company shall not hold itself out as being liable for the debts of any other party and the Company shall not pay from its assets any obligations or indebtedness of any other individual or entity.

(g) The Company shall pay from its assets all obligations and indebtedness of any kind incurred by the Company.

(h) The Company shall not form, or cause to be formed, any subsidiaries.

(i) The Company shall not file any voluntary petition or consent to the filing of any petition in or institute any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law on behalf of itself without the prior unanimous written consent of all of the Members, including the Independent Member.

(j) The Company shall not permit the Managing Member to withdraw.

(k) The Company shall at all times have at least one Managing Member which shall have each of the characteristics of the Independent Member as set forth on Appendix A hereto.

(1) The Company shall act solely in its name and through its duly authorized agents in the conduct of its business, and shall conduct its business so as not to mislead others as to the identity of the entity with which they are concerned and must correct any known misunderstanding of its identity.

(m) The Company shall transact business with any affiliate, if at all, on an arms length basis and pursuant to enforceable agreements. To the extent that the Company and any of its members or affiliates have offices in contiguous space, there shall be fair and appropriate allocation of overhead costs (including rent) among them, and each such entity shall bear its fair share of such expenses. For purpose of this agreement, the term “affiliate” means any person controlling, under common control with, or controlled by the person in question, and the term “control” means the possession, directly or indirectly, of the power to direct or the cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

(n) The Company shall maintain separate records, books of account and financial statements and shall not commingle its records, books of account and financial statements with the records and books of account of any entity. The Company shall use separate stationary, invoices and checks.

(o) The Company shall make no asset distributions, including, without limitation, any distribution of dividends, except to the extent of cash on hand in excess of that needed to cover the expected cash needs of the Company.

(p) The Company shall observe all organizational formalities in its relations with its Members.

(q) The Company shall maintain adequate capital in light of its contemplated business operations.

(r) The Company shall not acquire obligations or securities of its partners, members or shareholders.

(s) The Company shall maintain a sufficient number of employees in light of its contemplated business operations.

SECTION 11. LIMITATION ON POWERS OF MEMBERS. No Member, including the Managing Member, shall have the authority to:

(a) terminate, dissolve, liquidate or wind up the Company as long as any certificates, indebtedness or other obligations remain outstanding under the Transaction Documents; or

(b) without the unanimous written approval of all of the Members, file or consent to the filing of a bankruptcy petition for or against the Company or otherwise institute an insolvency or bankruptcy proceeding for or against the Company.

SECTION 12. OTHER BUSINESS. Except for the Independent Member, each Member and any person or entity affiliated with any of the Members may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others.

SECTION 13. EXCULPATION AND INDEMNIFICATION. To the full extent permitted by applicable law, no Member, including the Managing Member and each officer and director of the Managing Member, shall be liable to the Company, or to any other Members for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such person in good faith in connection with the formation of the Company or on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member by this Agreement, except that such person shall be liable for any such loss, damage or claim incurred by reason of such person’s gross negligence or willful misconduct. To the full extent permitted by applicable law, each Member, including the Managing Member and each officer and director of the Managing Member, shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such person by reason of any act or omission performed or omitted by such person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such person by this Agreement and for expenses actually and reasonably incurred in connection with the defense of a civil or criminal action, suit or proceeding in which such person is made a party by reason of having been a Member or Managing Member, or an officer or director of a Managing Member, except that no person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such person by reason of gross negligence or willful misconduct with respect to such acts or omissions or in respect of such expenses for any matter as to which such person is adjudged in the action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of duty; provided, however, that any indemnity obligation under this Section 13 shall be subordinate to all indebtedness owing under the Transaction Documents, no assets of any Trust (as defined in the Articles of Organization of the Company) shall be used to pay the indemnification obligations set forth in this Section 13, and no Member shall have personal liability on account thereof.

SECTION 14. TRANSFER AND ASSIGNMENTS. The Independent Member may not transfer or assign its membership interest or any of its rights or responsibilities. A Member may not transfer or assign, in whole or in part, its membership interest without the express consent of the Independent Member; provided, however, that notwithstanding the foregoing, so long as any certificates, indebtedness or other obligations remain outstanding under any of the Transaction Documents, no Member may transfer or assign, in whole or in part, its membership interest unless the Rating Agency Condition is satisfied. In the event of a transfer or assignment of a Member’s interest, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of the provisions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and immediately following such admission, the transferor Member shall cease to be a Member of the Company.

SECTION 15. RESIGNATION. The Independent Member may not withdraw or resign as a Member of the Company, and any purported withdrawal or resignation shall not be effective. Notwithstanding the prohibition against the resignation or withdrawal of the Managing Member, in the event that the Independent Member resigns or withdraws, the remaining Members shall appoint a replacement Independent Member, which replacement member shall have each of the characteristics of the Independent Member as set forth on Appendix A hereto. If the Independent Member resigns or withdraws, no decision requiring the approval of all Members under this Agreement shall be made until a successor Independent Member is appointed and is serving.

Members other than the Independent Member may not resign from the Company without the written consent of the Independent Member and written notification by each Rating Agency that such action will not result in a reduction or withdrawal of the rating of any series or class with respect to which it is a Rating Agency (the “Rating Agency Condition”). If a Member is permitted to resign pursuant to this Section, an additional Member shall be admitted to the Company, subject to Section 17, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a Member of the Company.

SECTION 16. ADMISSION OF ADDITIONAL MEMBERS. One or more additional Members of the Company may be admitted to the Company with the unanimous written consent of the Members; provided, however, that notwithstanding the foregoing, so long as any certificates, indebtedness or other obligations remain outstanding under any of the Transaction Documents, no additional Member may be admitted to the Company unless the Rating Agency Condition is satisfied.

SECTION 17. DISSOLUTION. (a) Notwithstanding any other provisions of this Agreement, the Company shall not terminate, dissolve or liquidate while any certificates, indebtedness or other obligations remain outstanding under the Transaction Documents despite the occurrence of any event which might terminate the continued membership of a Member in the Company, including the following:

(i) a Member:

(A) makes an assignment for the benefit of creditors;

(B) files a voluntary petition in bankruptcy;

(C) is adjudged bankrupt or insolvent, or has entered against him an order for relief, in any bankruptcy or insolvency proceeding;

(D) files a petition or answer seeking for himself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

(E) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him in any proceeding of this nature;

(F) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the member or of all or any substantial part of his properties; or

(ii) 120 days after the commencement of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without his consent or acquiescence of a trustee, receiver or liquidator of the Member or of all or any substantial part of his properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

(b) If no certificates, indebtedness or other obligations are outstanding under the Transaction Documents, the Company shall be dissolved upon the first to occur of the following:

(i) the sale of all or substantially all of the Company’s assets;

(ii) the unanimous written agreement of all of the Members;

(iii) November 30, 2042; and

(iv) any other event resulting in dissolution of the Company under the Act.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Sections 21-148 and 21-154 of the Act.

SECTION 18. AMENDMENTS. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by all of the Members, including, as long as any indebtedness is outstanding under the Transaction Documents, the consent of the Independent Member. In addition, as long as any indebtedness is outstanding under the Transaction Documents, this Agreement may not be modified, altered, supplemented or amended unless the Rating Agency Condition (as defined in the Transaction Documents) has been met.

EXECUTED by the undersigned as of the date first written above.

WFB FUNDING CORPORATION

By:	/s/ Kevin Werts
Kevin J. Werts
Secretary and Treasurer

Mailing Address:

4800 NW 1st Street
Lincoln, NE 68521

WORLD’S FOREMOST BANK

By:	/s/ Kevin Werts
Kevin J. Werts
Executive Vice President and Chief Financial Officer

Mailing Address:

4800 NW 1st Street
Lincoln, NE 68521

SCHEDULE 1

Name	Initial Capital Contribution

WFB Funding Corporation	$400

World’s Foremost Bank	$600

Total	$1,000

APPENDIX A

REQUIRED CHARACTERISTICS OF INDEPENDENT MEMBER

The Independent Member shall be a corporation which shall at all times have the following characteristics:

(a) The Corporation shall have, at all times any certificates, indebtedness or other obligations are outstanding under the Transaction Documents, at least two Independent Directors. An Independent Director shall be any person who (i) is not and has never been (A) a direct, indirect or beneficial stockholder, officer, director, partner, employee, affiliate, associate, material customer or material supplier of World’s Foremost Bank (the “Bank”), or any subsidiaries or affiliates thereof, or (B) a member of the immediate family of any person described above, and (ii) does not directly or indirectly own any class of voting stock of the Bank or any of its affiliates. As used herein, the term “affiliate” means any person controlling, under common control with, or controlled by the person in question, and the term “control” means the possession, directly or indirectly, of the power to direct or the cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. The provisions of this section, and all references herein to the Independent Directors, shall become effective only upon the Company becoming the Transferor under the Transaction Documents.

If an Independent Director resigns, dies or becomes incapacitated, or such position is otherwise vacant, no action requiring the unanimous affirmative vote of the Board of Directors shall be taken until a successor Independent Director is elected and qualified and approves such action. In the event of the death, incapacity, or resignation of an Independent Director, or a vacancy for any other reason, a successor Independent Director shall be appointed by the remaining directors.

No Independent Director shall owe a fiduciary duty or other obligation to the initial shareholder(s) nor to any successor shareholders, and every shareholder, including the initial shareholder(s) and each successor shareholder, shall be deemed to have consented to the foregoing by virtue of such shareholder’s purchase of shares of capital stock of the Corporation, no further act or deed of any shareholder being required to evidence such consent. Instead, each such Independent Director, in voting on matters subject to the approval of the Board of Directors, shall at all times take into account the interests of the Certificateholders (as defined in the Second Amended and Restated Pooling and Servicing Agreement dated as of December 6, 2013 by and among the Company, the Bank, and U.S. Bank, National Association) and the Noteholders (as defined in the Amended and Restated Master Indenture dated as of December 6, 2013, by and among Cabela’s Credit Card Master Note Trust, World’s Foremost Bank and U.S. Bank National Association) in addition to the interests of the Corporation. No Independent Director may be removed unless a successor Independent Director is appointed.

(b) a corporate purpose limited to engaging solely in the following activities:

(i) to serve as the Independent Member and the Managing Member of the Company;

(ii) to execute and deliver the Operating Agreement of the Company;

(iii) to execute and deliver, on behalf of the Company, of the Transaction Documents;

(iv) to take such actions as are necessary to permit the Company to achieve its limited purpose as set forth in its Articles of Organization; and

(v) any lawful act or activity that may be taken by corporations organized under the Nebraska Business Corporation Act, that is necessary for the accomplishment of the above-mentioned purposes and not specifically prohibited by its Articles of Incorporation (collectively, the “Independent Member Business”).

(c) corporate organizational documents which shall, so long as any certificates, indebtedness or other obligations are outstanding under the Transaction Documents, provided that:

(i) The Corporation shall not incur, assume or guarantee any indebtedness other than the Corporation’s obligations as Managing Member with respect to the Transaction Documents.

(ii) The Corporation shall not engage in any business or activity other than as permitted in subparagraph (b) hereof.

(iii) The Corporation shall not consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity nor shall the Corporation permit the Company to consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity.

(iv) The Corporation shall not dissolve or liquidate, in whole or in part nor shall the Corporation permit the Company to dissolve, terminate or liquidate, in whole or in part.

(v) The Corporation shall not commingle its funds or other assets with those of any other individual or entity.

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(vi) The Corporation shall not hold itself out as being liable for the debts of any other party and the Corporation shall not pay from its assets any obligations and indebtedness of any other individual or entity.

(vii) The Corporation shall pay from its assets all obligations and indebtedness of any kind incurred by the Corporation.

(viii) The Corporation shall not form, or cause to be formed, any subsidiaries nor shall the Corporation permit the LLC to form, or cause to be formed any subsidiaries nor shall the Corporation acquire any interest as a general or limited partner or member in any entity other than the LLC as specified herein.

(ix) The Corporation shall not file any voluntary petition or consent to the filing of any petition in or institute any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law on behalf of itself or the LLC, without the unanimous written consent of the entire Board of Directors, including the Independent Directors.

(x) The Corporation shall not amend, alter, change or repeal any provision contained herein nor shall the Corporation permit the LLC to amend, alter, change or repeal any provision of its organizational documents.

(xi) The Corporation shall not sell, exchange, convey, encumber or otherwise dispose of any or all of the Corporation’s right, title or interest as the Managing Member of the LLC.

(xii) The Corporation shall make no asset distributions, including, without limitation, any distribution of dividends, except to the extent of cash on hand in excess of that needed to cover the expected operating expenses of the Corporation, including any obligations or liabilities under the Transaction Documents.

(xiii) The Corporation shall act solely in its corporate name and through its duly authorized officers or agents in the conduct of its business, and shall conduct its business so as not to mislead others as to the identity of the entity with which they are concerned.

(xiv) The Corporation shall transact business with any affiliated entity on an arms length basis and pursuant to enforceable agreements. To the extent that the Corporation and any of its shareholders or affiliates have offices in contiguous space, there shall be fair and appropriate allocation of overhead costs (including rent) among them, and each such entity shall bear its fair share of such expenses.

(xv) The Corporation shall maintain separate corporate records, books of account and financial statements and shall not commingle its corporate records,

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books of account with the corporate records and books of account of any entity. The Corporation shall use separate stationary, invoices and checks. The books of the Corporation may be kept (subject to any provision contained in the statutes) inside or outside the State of Nebraska at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

(xvi) The Board of Directors of the Corporation shall hold appropriate meetings to authorize all of its corporate actions. Regular meetings of the Board of Directors shall be held not less frequently than one time per annum.

(xvii) Meetings of the shareholders of the Corporation shall be held not less frequently than one time per annum.

(xviii) The Corporation will at all times ensure that its capitalization is adequate in light of its business and purposes.

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